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                                                                    EXHIBIT 5.01


                                  July 3, 2001


Broadbase Software, Inc.
181 Constitution Drive
Menlo Park, California 94025

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Kana Software, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about July 3, 2001, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 45,828,248 shares of the Company's common stock (the "Shares"), available for issuance pursuant to stock awards granted or that may be granted under (a) Broadbase Software, Inc. ("Broadbase") 1996 and 1999 Equity Incentive Plans, (b) Broadbase 2000 Stock Option Plan (c) Broadbase 1999 Employee Stock Purchase Plan;
(d) Aperio, Inc. 1998 Incentive and Nonqualified Stock Option Plan; (e) Panopticon, Inc. 1999 Stock Plan; (f) Rubric, Inc., 1997 Stock Option Plan; and
(g) Servicesoft's 1994 Amended and Restated Stock Option Plan, 1999 Stock Option and Grant Plan, as amended. The stock options referred to in clauses (a) through
(g) above are collectively referred to in this letter as the "Plans."

     In rendering this opinion, as to questions of fact, we have examined the following:

     (1) the Company's Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on July 29, 2001;

     (2)  the Company's Bylaws, as adopted by the Company on July 2, 1999;

     (3) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

     (4) the prospectus prepared in connection with the Registration Statement for each of the Plans (the "Prospectuses");

     (5) each of the Agreement and Plan of Merger entered into by and between Rubric, Inc. and Broadbase, dated February 1, 2001; Agreement and Plan of Merger entered into by and between Aperio, Inc. and Broadbase, dated March 27, 2000; Agreement and Plan of Merger by and between Panopticon, Inc. and Broadbase, dated July 6, 2000; and Agreement and Plan of Merger entered into by and between Servicesoft, Inc. and Broadbase, dated September 18, 2000;
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     (6)  the minutes of meetings and actions by written consent of the stockholders and Board of Directors of Broadbase (the "Board") relating to the acquisitions of Aperio, Panopticon, Servicesoft, and Rubric, the adoption of the Plans by the Board and the stockholders of the Company and the grant of awards pursuant to the Plans, that are contained in the Company's minute books and the minute books of the Company's predecessor, Broadbase, that are in our possession;

     (7) a certificate from the Company's transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof, and a summary report, prepared by the Company, of currently outstanding options and warrants to purchase the Company's capital stock and stock reserved for issuance upon the exercise of options or warrants to be granted in the future;

     (8) the Plan and Agreement of Merger between the Company and Broadbase, dated April 9, 2001; minutes of meetings and actions by written consent of the stockholders and Board of Directors of the Company relating to the acquisition of Broadbase, the adoption of the Plans by the Board and the stockholders of the Company and the grant of awards pursuant to the Plans, that are contained in the Company's minute books and the minute books of the Company's predecessor, Broadbase, that are in our possession; and

     (9) a Management Certificate executed by the Company, addressed to us and dated of even date herewith, containing certain factual and other representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares, when issued, will be properly signed by authorized officers of the Company or their agents.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not
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aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the state of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, the State of Delaware.
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          Based upon the foregoing, it is our opinion that the 45,828,248 Shares that may be issued and sold by the Company upon the exercise of stock options granted under the Plans, when issued, sold and delivered in accordance with the applicable Plan and stock option or purchase agreements entered into or to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectuses, related thereto will be validly issued, fully paid and nonassessable.

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          We consent to the use of this opinion as an exhibit to the
Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

                              Very truly yours,

                              FENWICK & WEST LLP

                              By:  /s/ DAVID MICHAELS
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                                   David Michaels, a partner